Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF BERRY PLASTICS GROUP, INC.

Berry Plastics Group, Inc. (the “Corporation”), a corporation organized and existing under the laws and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware on March 6, 2015, and has been duly adopted by the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the stockholders of the Corporation in accordance with Section 242 of the DGCL at an annual meeting held on March 2, 2017.

2.	Section 3 of Article V of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“Section 3.  Classes of Directors; Term of Office. (a) Except as provided in Section 3(b), the Board shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

(b) The terms of the directors shall be as follows: (i) at the annual meeting of stockholders to be held in fiscal 2017, the Directors whose terms expire at that meeting or such directors’ successors shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in fiscal 2020; (ii) at the annual meeting of stockholders to be held in fiscal 2018, the directors whose terms expire at that meeting or such directors’ successors shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in fiscal 2019; (iii) at the annual meeting of stockholders to be held in fiscal 2019, the directors whose terms expire at that meeting or such directors’ successors shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in fiscal 2020; and (iv) at the annual meeting of stockholders to be held in fiscal 2020 and at each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one year term expiring at the next annual meeting of stockholders. Notwithstanding the provisions of Section 3(a), beginning at the annual meeting of stockholders to be held in fiscal 2020, the Board will not be divided into classes. Notwithstanding anything to the contrary in the foregoing, the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.”

3.	Section 7 of Article V of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“Section 7.  Removal and Resignation of Directors. At any time when the Board is divided into classes, directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors. At any time when the Board is not divided into classes, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors. A director may resign at any time by filing his or her written resignation with the secretary of the Corporation.”

4.	Except as amended hereby, all other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jason K. Greene, its Executive Vice President, Chief Legal Officer and Secretary, this 2nd day of March, 2017.

BERRY PLASTICS GROUP, INC.

By:	/s/ Jason K. Greene
Name:	Jason K. Greene
Title:	Executive Vice President, Chief Legal Officer and Secretary